Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP
REPORTS RECORD THIRD QUARTER RESULTS
–––––––––––––––––––––––––
Net Income Jumps 33.6% to $1.8 million

FRANKLIN, Tenn. – (October 24, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) today reported record net income, loans and deposits for the third quarter ended September 30, 2007.

“We expect to report record results in the fourth quarter and for the full year 2007 based on our strong performance to date,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “Loan growth accelerated in the third quarter with the addition of $86 million in net loans in the latest three months, reflecting strong organic growth. The 50.6% increase in net loans since last year was a major contributor to our record net income of $1.8 million for the third quarter.”

Third Quarter Highlights

●Net income rose 33.6% to a record $1.8 million
●Net income per diluted share increased 24.1% to a record $0.36
●Net loans increased 50.6% to a record $729.9 million
●Asset quality remained strong with a 1.25% loan loss reserve to loans
●Total deposits increased 49.0% to a record $766.3 million
●Operating efficiency ratio was 45.29%, one of the best in the industry

“We believe our earnings growth continues to benefit from our focus on the business customer,” continued Mr. Sapp.  “Tennessee Commerce was recently ranked as the top bank in the U.S. by American Banker for banks under $1 billion based on the total of commercial and industrial loans.

“Our business bank strategy is highlighted by our excellent efficiency ratio and our assets per employee compared with other banks.  Tennessee Commerce’s efficiency ratio was 45.29% for the third quarter, one of the best in the industry.  In addition, our asset to employee ratio rose to $13.8 million, an amount that exceeds other Tennessee banks by almost four times.”

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TNCC Reports Record Third Quarter Results

October 24, 2007

Third Quarter Results

●Net interest income increased 38.3% to $7.1 million
●Net interest margin - 3.67%
●Non interest income - $574,000
●Gain on sale of loans - $547,000
●Non interest expenses increased to $3.5 million

Net interest income rose 38.3% to $7.1 million in the third quarter of 2007 compared with $5.1 million in the third quarter of 2006.  The increase in net interest income was due primarily to a 46.1% increase in earning assets generated by growth in the loan portfolio, offset somewhat by a decline in net interest margin since the third quarter of 2006.  Net interest margin was 3.67% in the third quarter of 2007 compared with 3.99% in the third quarter of 2006.

Provision for loan losses was $1.3 million in the third quarter of 2007, an increase of $150,000 since the third quarter of last year.  At the end of the third quarter, the allowance for loan losses was $9.3 million, or 1.25% of loans, compared with $6.2 million, or 1.26% of loans, in the year prior period.  The increase in allowance for loan losses was primarily related to the $249.1 million growth in the loan portfolio since the third quarter of 2006.

“Our loan quality remains solid and is due to our focus on business-based lending,” continued Mr. Sapp.  “We have no sub-prime loans and our charge-offs to average loans was a low 0.43% annualized for the first nine months of 2007. We have increased our reserves since last year primarily to keep pace with the significant growth in our loan portfolio.”

Non-interest income was down 2.7% to $574,000 compared with $590,000 in the third quarter of last year.  Tennessee Commerce sold approximately $9.6 million in loans during the third quarter of 2007 for a gain of $547,000 compared with loan sales and participations sold of $26.8 million and a $567,000 gain on sale of loans in the third quarter of 2006.

 “Our packaged loan sales were up in the third quarter compared with last year primarily due to demand,” continued Mr. Sapp.  “We continue to balance retaining loans to improve our yield with demand for packaged loan sales to maximize overall income.  We expect that loan sales will continue to be an important component of our non-interest income due to overall growth in our portfolio and the strong demand for our loans from a number of banks.”

Average weighted diluted shares outstanding increased 6.8% to 4.9 million in the third quarter of 2007 from 4.7 million in the third quarter of 2006.  The increase in shares was due to the full effect of our public stock offering closed in July 2006.

Annualized return on average assets was 0.89% and annualized return on average equity was 12.12% in the third quarter of 2007.  Tennessee Commerce’s efficiency ratio was 45.29% for the third quarter of 2007.

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TNCC Reports Record Third Quarter Results

October 24, 2007

Nine Months Results

●Net income rose 51.2% to $4.8 million, or $0.99 per diluted share
●Net interest income increased 39.8% to $19.3 million
●Non interest income rose 78.5% to $2.0 million
●Gain on sale of loans increased 55% to $1.8 million
●Non interest expenses were up 38.4% to $9.2 million

“Tennessee Commerce is on track to report record net income for 2007,” continued Mr. Sapp.  “Loan demand remains strong and we expect our margin to stabilize in the fourth quarter.  We believe our solid performance will also benefit from our continued focus on the business banking community,” concluded Mr. Sapp.

Net income rose 51.2% to $4.8 million for the first nine months of 2007 compared with $3.2 million in the same period of 2006.  Net income per diluted share increased 22.2% to $0.99 compared with $0.81 in the first nine months of 2006.

Net interest income rose 39.8% to $19.3 million, up from $13.8 million in the first nine months of 2006 based on a 46% increase in earnings assets to $810 million.  Net interest margin was 3.73% for the 2007 period compared with 4.05% for the same period in 2006.

Provision for loan losses was $4.3 million for the first nine months of 2007 compared with $3.2 million for the same period in 2006.  The increase was primarily related to the overall growth in the loan portfolio.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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TNCC Reports Record Third Quarter Results

October 24, 2007

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 (UNAUDITED) AND DECEMBER 31, 2006

(dollars in thousands except share data)	September 30,	December 31,
	2007	2006
ASSETS
Cash and due from financial institutions	$5,968	$177
Federal funds sold	11,811	13,820
Cash and cash equivalents	17,779	13,997
Securities available for sale	68,742	56,943
Loans	739,155	545,518
Allowance for loan losses	(9,250)	(6,968)
Net loans	729,905	538,550
Premises and equipment, net	1,470	1,633
Accrued interest receivable	6,372	4,116
Restricted equity securities	938	633
Deferred tax asset	2,091	635
Other assets	12,898	7,011

Total assets	$840,195	$623,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$28,098	$17,001
Interest-bearing	738,192	543,566
Total deposits	766,290	560,567

Accrued interest payable	1,996	1,728
Accrued bonuses	813	623
Long-term subordinated debt	8,248	8,248
Other liabilities	2,640	1,128
Total liabilities	779,987	572,294

Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued or outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares; issued and outstanding 4,707,196 at September 30, 2007, and 4,451,674 at December 31, 2006	2,354	2,226
Additional paid-in capital	44,738	40,755
Retained earnings	13,324	8,530
Accumulated other comprehensive income (loss)	(208)	(287)
Total shareholders’ equity	60,208	51,224

Total liabilities and shareholders’ equity	$840,195	$623,518

Note: The balance sheet presented above at December 31, 2006, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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TNCC Reports Record Third Quarter Results

October 24, 2007

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)
(dollars in thousands except share data)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income
Loans, including fees	$41,252	$26,943	$15,267	$10,284
Securities	2,507	1,529	920	586
Federal funds sold	435	286	184	130
Total interest income	44,194	28,758	16,371	11,000
Interest expense
Deposits	24,411	14,421	9,138	5,698
Other	462	513	143	176
Total interest expense	24,873	14,934	9,281	5,874
Net interest income	19,321	13,824	7,090	5,126
Provision for loan losses	4,300	3,150	1,300	1,150

Net interest income after provision for loan losses	15,021	10,674	5,790	3,976
Non interest income
Service charges on deposit accounts	168	141	50	83
Gain on sale of loans	1,827	1,179	547	567
Other	11	(196)	(23)	(60)
Total non interest income	2,006	1,124	574	590

Non interest expense
Salaries and employee benefits	5,363	3,853	2,125	1,348
Occupancy and equipment	799	628	287	238
Data processing fees	729	507	224	177
Professional fees	543	514	51	133
Other	1,749	1,134	784	506
Total non interest expense	9,183	6,636	3,471	2,402

Income before income taxes	7,844	5,162	2,893	2,164
Income tax expense	3,050	1,991	1,116	834
Net income	4,794	3,171	1,777	1,330

Earnings per share (EPS):
Basic EPS	$1.05	$0.88	$0.38	$0.31
Diluted EPS	0.99	0.81	0.36	0.29
Weighted average shares outstanding:
Basic	4,578,930	3,611,077	4,700,509	4,339,913
Diluted	4,857,681	3,928,473	4,979,260	4,662,978

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TNCC Reports Record Third Quarter Results

October 24, 2007

Tennessee Commerce Bancorp, Inc.
Financial Highlights

(Dollars in thousands except ratios and share data)

	2007	2006	% Change
For the Quarter ending 09/30
Earnings:
Net Interest Income	$7,090	$5,126	38.31%
Non-Interest Income	574	590	-2.71%
Provision for Loan Losses	1,300	1,150	13.04%
Operating Expense	3,471	2,402	44.50%
Operating Income	2,893	2,164	33.69%
Applicable Tax	1,116	834	33.81%
Net Income	$1,777	$1,330	33.61%

At September 30
Total Assets	$840,195	$574,564	46.23%
Net Loans	729,905	484,579	50.63%
Earning Assets	810,458	554,677	46.11%
Allowance for Loan Losses	9,250	6,199	49.22%
Deposits	766,290	514,343	48.98%
Shareholders' Equity	$60,208	$49,271	22.20%

Total Shares Outstanding	4,707,196	4,420,674	6.48%

Significant Ratios – 3rd quarter
Net Interest Margin	3.67%	3.99%
Return on Average Assets *	0.89%	1.01%
Return on Average Equity *	12.12%	12.31%
Efficiency Ratio	45.29%	42.02%
Loan Loss Reserve/ Loans	1.25%	1.26%
Basic Earnings per Share	$0.38	$0.31	22.58%
Diluted Earnings per Share	$0.36	$0.29	24.14%

* annualized

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TNCC Reports Record Third Quarter Results

October 24, 2007

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$685,681	$15,267	8.83%	$450,402	$10,284	9.06%
Securities:
Taxable	64,987	920	5.54%	45,424	586	4.99%
Federal funds sold and other	14,218	184	5.13%	12,162	130	4.24%
Total interest-earning assets	764,886	$16,371	8.48%	507,988	$11,000	8.57%
Nonearning assets	24,664			15,050
Total assets	$789,550			$523,038

Interest-bearing liabilities:
Interest-bearing deposits	$698,350	$9,138	5.19%	$445,893	$5,698	5.07%
Federal funds purchased	190	3	6.29%	1,146	17	5.89%
Subordinated debt	8,335	140	6.66%	9,281	159	6.80%
Total interest-bearing liabilities	706,875	9,281	5.21%	456,320	5,874	5.11%
Noninterest bearing deposits and other liabilities	24,008			23,513
Stockholders’ equity	58,667			43,205
Total liabilities and equity	$789,550			$523,038
Net interest income		$7,090			$5,126
Net interest spread (1)			3.27%			3.46%
Net interest margin (2)			3.67%			3.99%

(1)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.